Exhibit 10.11

NGM Biopharmaceuticals, Inc.

Contingent Offer of Employment Letter

Jin-Long Chen

30th November, 2007

Re: Offer of Employment

Dear Jin-Long,

I am pleased to offer you employment as President and Chief Scientific Officer with NGM Biopharmaceuticals, Inc. This offer is contingent upon the closure of a Series A financing in NGM Biopharmaceuticals, Inc. by The Column Group within the next several weeks. Upon such a closing, this offer will be confirmed in time in greater detail, including place of employment, benefits and a start date.

Financial Terms:

You would be compensated at an annual rate of $300,000 paid semi-monthly. Salaries are normally reviewed annually.

You would be eligible for a sign on bonus of $50,000 to be paid on the first pay date following you commencing employment. Should you resign from or be terminated for cause by NGM Biopharmaceuticals, Inc. within the first 12 months of employment, you will be required to repay NGM Biopharmaceuticals, Inc. $4167 per complete calendar month remaining from your last day of employment, to the first anniversary of your starting date.

We would recommend to the Board of Directors that you be granted 3,000,000 options for common shares of NGM Biopharmaceuticals, Inc., which would be subject to vesting (at a rate of 1/60th per month) and other customary terms and conditions.

You would also be eligible to participate in the benefits NGM Biopharmaceuticals, Inc. offers to its employees, including health and life insurance. You should be provided with information about these benefits and vacation entitlement shortly after your start date.

You would be employed at-will by NGM Biopharmaceuticals, Inc., which means that you or NGM Biopharmaceuticals, Inc. could terminate your employment at any time and for any reason or for no reason at all.

On behalf of NGM Biopharmaceuticals, Inc., I look forward to the prospect of working with you to create and grow a successful business. Please sign the enclosed copy of this letter to signify your intention to join NGM Biopharmaceuticals, Inc. as President and Chief Scientific Officer.

Very truly yours,

/s/ David V. Goeddel
David V. Goeddel,
Managing Partner The Column Group

On behalf of NGM Biopharmaceuticals, Inc.

Contingent Offer of Employment Accepted:

/s/ Jin-Long Chen	Jan. 7, 2008
Jin-Long Chen	Date